EXHIBIT 11

                              DOCUCON, INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                                                                    Three Months
                                                                    Ended March 31
                                                            -----------------------------
                                                                1999             1998
                                                            -----------       -----------
COMPUTATION OF BASIC EARNINGS (LOSS) PER SHARE:
  Net income (loss) .....................................   $(1,138,943)      $  (614,491)
   Less- Preferred stock dividend requirements ..........        (4,813)           (8,250)
                                                            -----------       -----------
   Net income (loss) applicable to common stockholders ..   $(1,143,756)      $  (622,741)
                                                            ===========       ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING ...........................................     3,303,546         3,288,122
                                                            ===========       ===========
BASIC EARNINGS (LOSS) PER COMMON SHARE ..................   $      (.35)      $      (.19)
                                                            ===========       ===========
COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE:
  Net income (loss) .....................................   $(1,138,943)      $  (614,491)
  Preferred stock dividend requirements .................        (4,813)           (8,250)
  Increase applicable to common stock for preferred
   stock dividends not incurred upon assumed conversion
   of preferred stock ...................................         4,813             8,250
                                                            -----------       -----------
  Net income (loss) applicable to common stockholders
   used for computation .................................   $(1,138,943)      $  (614,491)
                                                            ===========       ===========
  Weighted average number of shares of common stock
   outstanding ..........................................     3,303,546         3,288,122

  Weighted average incremental shares outstanding upon
   assumed conversion of options and warrants ...........           322            82,955

  Weighted average incremental shares outstanding upon
   assumed conversion of the preferred stock ............        58,331            99,999
                                                            -----------       -----------
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK AND
  COMMON STOCK EQUIVALENTS OUTSTANDING USED FOR
  COMPUTATION ...........................................     3,362,199         3,471,076
                                                            ===========       ===========
DILUTED EARNINGS (LOSS) PER COMMON SHARE AND COMMON SHARE
  EQUIVALENTS ...........................................   $      (.34)(a)   $      (.18)(a)
                                                            ===========       ===========

          (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.